Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pzena Investment Management, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-172257 and No. 333-155354) on Form S-3 of Pzena Investment Management, Inc., and Registration Statements (No. 333-163370 and No. 333-147027) on Form S-8 pertaining to the Pzena Investment Management, Inc. 2007 Equity Incentive Plan, of our reports dated March 14, 2012, with respect to the consolidated statement of financial condition of Pzena Investment Management, Inc. as of December 31, 2011, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Pzena Investment Management, Inc.

KPMG LLP

New York, New York
March 14, 2012